Exhibit 10.15

Summary of Terms of Oral Agreement

The following is a summary of the material terms of an Oral Agreement between Silver Dragon Resources Ltd and SusGlobal Energy Corp.

On August 2, 2016 $20,585 ($27,000 CAD) and on August 11, 2016 $25,159 ($33,000 CAD), was provided to the Company by Silver Dragon Resources Ltd., an Ontario company in which the Company’s president and a member of the Board of Directors of the Company is also a director and chief executive officer. The loans bear interest at the rate of 12% per annum are unsecured and due on demand. As at September 30, 2016, $813 (December 31, 2015-$nil), in interest is included in accrued liabilities. As at September 30, 2016, loans payable in the amount of $45,744 ($60,000 CAD) (December 31, 2015-$nil), were outstanding. On December 5, 2016, the loans were repaid in full, on an interest free basis. There is no written agreement evidencing these loans.